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EXHIBIT 5.5

DISTRICT DIRECTOR
P. O. BOX 2506
CINCINNATI, OH  45201
                                            Employer Identification Number:
Date:                                         75-1183105
                                            DLN:
                                              756285003
RAYTHEON E-SYSTEMS, INC.                    Person to Contact:
6250 LBJ FREEWAY                              CINDY PERRY
DALLAS, TX  75240                           Contact Telephone Number:
                                              (513) 241-5199
                                            Plan Name:
                                              E-SYSTEMS INC EMPLOYEE
                                              SAVINGS PLAN
                                            Plan Number:  022

Dear Applicant:

          We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

          Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

          The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

          This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

          This determination letter is applicable for the amendment(s) adopted on 12-22-95 & 06-04-96.

          This determination letter does not apply to the merger, consolidation, or transfer of assets or liabilities of a plan described in Code section 6058(a) to, or with, another plan, or to whether requirements of the income tax regulations under Code section 414(1) have been met. This is only a determination as to the qualification of the plan.

          This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

          This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 410(b)(2) of the Code.
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          This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of the design-based safe harbor described in the regulations.

          This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

          Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-106, other than the requirements of Code section 401(a)(25).

          The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

          We have sent a copy of this letter to our representative as indicated in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                           Sincerely yours,



                                            District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
     for Employee Benefit Plans
Addendum